Exhibit 99

FOR IMMEDIATE RELEASE

MARK S. HOPLAMAZIAN ELECTED TO

VF CORPORATION’S BOARD OF DIRECTORS

GREENSBORO, N.C., Feb. 11, 2015 – The Board of Directors of VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, has elected Mark S. Hoplamazian as a director, effective February 10, 2015.

Mr. Hoplamazian, 51, has been a member of the board of directors of Hyatt Hotels Corporation since November 2006 and has served as President and Chief Executive Officer of Hyatt Hotels Corporation since December 2006. Prior to being appointed to his present position, Mr. Hoplamazian served as President of The Pritzker Organization, LLC (“TPO”), the principal financial and investment advisor for Pritzker family business interests. During his 17-year tenure with TPO, Mr. Hoplamazian served as advisor to various Pritzker family-owned companies, including Hyatt Hotels Corporation and its predecessors. He previously worked in international mergers and acquisitions at The First Boston Corporation in New York.

Mr. Hoplamazian serves on the Advisory Board of Facing History and Ourselves, the Council on the University of Chicago Booth School of Business, the Executive Committee of the board of directors of World Business Chicago, and the Board of Trustees of the Aspen Institute and of the Latin School of Chicago. Mr. Hoplamazian is a member of the World Travel & Tourism Council and the Commercial Club of Chicago, and is a member of the Discovery Class of the Henry Crown Fellowship.

“Mark has extraordinary leadership skills and proven experience in strategy, brand and international business development in a consumer-facing environment,” said Eric Wiseman, VF Corporation’s Chairman, President and Chief Executive Officer. “Mark will add immediate value to our governance structure and related process. We look forward to working with him as a member of VF’s Board of Directors.”

Mr. Hoplamazian will serve on the Audit, and Nominating and Governance Committees of VF’s Board of Directors.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

VF Corporation Contacts:

Craig Hodges

Director, Corporate Communications

(336) 424-5636

Lance Allega

Vice President, Investor Relations

(336) 424-608

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